Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151007 on Form S-3 and Registration Statement No. 333-166630 on Form S-8 of our reports dated February 22, 2012, relating to the consolidated financial statements and financial statement schedules of Inland Western Retail Real Estate Trust, Inc. and subsidiaries, (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Inland Western Retail Real Estate Trust, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 22, 2012